Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF VITAL THERAPIES, INC.

VITAL THERAPIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Vital Therapies, Inc. (the “Corporation”).

SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 13, 2004. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State on April 23, 2014.

THIRD: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

1.    ARTICLE ONE of the Amended and Restated Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended and restated in its entirety as follows:

“The name of the corporation is Immunic, Inc. (the “Corporation”).”

2.    PART A of ARTICLE FOUR of the Amended and Restated Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 150,000,000 shares, consisting of:

1.    20,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

2.    130,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

Effective at 1:00 p.m. Eastern time, on the date of filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every 40 shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one share of common stock, par value $0.0001 per share, of the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate or upon a change after the Effective Time in a book-entry which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the fair value of the Common Stock on the date of the Effective Time, as determined by the Board of Directors.

Each stock certificate or book-entry that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate or book-entry shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

FIFTH: This amendment will become effective as of 1:00 p.m. Eastern time, on April 12, 2019.

IN WITNESS WHEREOF, VITAL THERAPIES, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 12th day of April, 2019.

VITAL THERAPIES, INC.

By:	/s/ John Dunn
Name:	John Dunn
Title:	General Counsel and Secretary

2